        Exhibit 99.1

Rose Rock Midstream Announces New Board Member

Tulsa, OK—March 31, 2016 — Rose Rock Midstream, L.P. (NYSE:RRMS) announced today that Ronald A. Ballschmiede has been appointed as the newest member of the Board of Directors of the general partner of Rose Rock Midstream effective April 1, 2016. He will also serve as an independent director on the Audit Committee of the Board. Mr. Ballschmiede replaces Mr. Mark E. Monroe on the Board and the Audit Committee. As previously reported, Mr. Monroe resigned from the Board effective April 1, 2016.

“We are extremely pleased to welcome Ron to our board,” said Carlin Conner, chief executive officer of the general partner of Rose Rock Midstream. “His energy experience and time spent as a director for SemGroup Corporation, coupled with his background in public accounting and audit, will provide a knowledgeable and valuable perspective on the partnership’s business and growth plans.”

Mr. Ballschmiede has served as a director of SemGroup Corporation, which owns the general partner of Rose Rock Midstream, since 2009. Since November 2015, Mr. Ballschmiede has served as the executive vice president and chief financial officer of Sterling Construction Company, Inc., a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects. From 2006 to 2015, Mr. Ballschmiede served as executive vice president and chief financial officer of Chicago Bridge & Iron Co. N.V., a leading engineering, procurement and construction company that focuses on the energy and natural resource industry. Prior to joining CB&I, Mr. Ballschmiede had a 29-year career in public accounting, primarily focused on serving public companies in the manufacturing and construction industry. Mr. Ballschmiede graduated from Northern Illinois University with a Bachelor of Science degree in accounting and is a certified public accountant.

Mr. Ballschmiede will continue to serve on the Board of Directors of SemGroup Corporation.

About Rose Rock Midstream
Rose Rock Midstream®, L.P. (NYSE: RRMS) is a growth-oriented Delaware limited partnership formed by SemGroup® Corporation (NYSE: SEMG) to own, operate, develop and acquire a diversified portfolio of midstream energy assets. Headquartered in Tulsa, OK, Rose Rock Midstream provides crude oil gathering, transportation, storage and marketing services with the majority of its assets strategically located in or connected to the Cushing, Oklahoma crude oil marketing hub.

Contacts:
Investor Relations:
Alisa Perkins, 918-524-8081
investor.relations@semgroupcorp.com

Media:

Kiley Roberson, 918-524-8594
kroberson@semgroupcorp.com